Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 26, 2021 relating to the financial statements of Nautilus Biotechnology, Inc. (f/k/a ARYA Sciences Acquisition Corp III) which is contained in that Prospectus, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 22, 2021